File No.:     10089.03
Exhibit 5.1

October 15, 2007

Bio Solutions Manufacturing, Inc.
4440 Arville Street, Suite 6
Las Vegas, NV 89103

Ladies and Gentlemen:

As special counsel for Bio Solutions Manufacturing, Inc. (the “Company”), we have examined its Articles of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the registration statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about October 15, 2007 (the “Registration Statement”) covering the registration under the Securities Act of 1933, as amended, an aggregate of up to 10,000,000 shares of common stock, $0.001 par value (the “Shares”) to be issued pursuant to the 2007 Stock Incentive Plan of the Company (the “Plan”).

Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, duly and validly issued as fully paid and non-assessable securities of the Company.

We wish to advise that members of this firm who have worked on the Registration Statement and their affiliates may receive a portion of the Shares to be issued pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Spectrum Law Group, LLP

SPECTRUM LAW GROUP, LLP
1900 MAIN STREET, SUITE 125
Phone: (949) 851-4300  •  Fax: (949) 851-5940